Exhibit 99.2

June 6, 2025

Titan Environmental Services, Inc.

[●]

Attn: Glenn Miller, CEO

Re:	Potential Acquisition of Titan Environmental Services, Inc.

Ladies and Gentlemen:

This letter of intent will confirm the agreement by and among Windtree Therapeutics, Inc., a Delaware corporation (“WINT”) and Titan Environmental Services, Inc., a corporation formed under the laws of Nevada (“TESI”), concerning the acquisition by WINT of all of the issued and outstanding securities of TESI. The terms of our agreement are set forth below.

1.    Acquisition of All Outstanding Securities. WINT and TESI, desire that WINT acquire all of the issued and outstanding securities of TESI on the terms set forth in Exhibit “A” annexed hereto (“Acquisition”) including the remittance of bridge financing to TESI (the “Bridge Financing”) Any outstanding debt (convertible or otherwise), preferred stock, options, warrants or other rights to acquire equity securities of TESI are detailed on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on 3/31/25 for the period end date 12/31/24 and supplemented from time to time as necessary.

2.    Negotiation of Definitive Agreements. The parties contemplate negotiating the definitive agreement providing for the Acquisition (the “Acquisition Agreement”) and the other agreements contemplated by the Acquisition Agreement with the aim of completing such agreements as soon as possible, but in no event later than 60 days following execution of this LOI (“LOI Effective Period”), failing which this letter of intent may be extended upon the agreement of both parties, and in the absence of such agreement shall terminate with immediate effect. The parties further contemplate that TESI will (i) complete and deliver to WINT, PCAOB audited financial statements for the two years ended December 31, 2023 and 2024 and reviewed, PCAOB-compliant, financial statements for the three-month period ended March 31, 2025, by no later than June 15, 2025 and for the three-month period ended June 30, 2025 by no later than August 15, 2025 (collectively, such audited and reviewed financial statements being referred to herein as the “PCAOB Financial Statements”) and (ii) will enter into binding agreements (and delivered to WINT true and correct copies thereof) providing for the Acquisition Financing referred to in Exhibit A, by no later than August 1, 2025.

3.    Filings. TESI agrees to fully cooperate with WINT in the preparation of all documents required to be filed with the SEC (including all exhibits and amendments thereto), or any other regulatory body, in connection with the transactions contemplated hereby, and to provide all information requested by the SEC or any other regulatory body.

4.    Due Diligence.TESI agrees to facilitate WINT’s due diligence investigation by, among other things, complying promptly with due diligence requests of WINT and/or its legal and financial counsel.

5.    Exclusivity. In order to induce WINT and TESI to undertake the actions necessary to evaluate the Acquisition and to incur additional costs and expenses associated therewith, TESI hereby agrees that, for the period (the “Exclusive Period”) beginning upon the execution and delivery of this letter of intent by (the “Effective Date”) and ending on the earliest of (i) 11:59 pm Eastern Time on the final date of the LOI Effective Period (or such later date as may be agreed in writing by the parties hereto), (ii) the date that either WINT or TESI has advised the other party in writing that it does not wish to pursue the Acquisition, and (iii) the date the Acquisition Agreement is entered into, such party will not, and it will cause its Representatives not to, directly or indirectly: (a) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a an alternate acquisition transaction involving either WINT or TESI other than the Acquisition; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to an alternate acquisition of either WINT or TESI other than the Acquisition; (c) enter into any agreement, arrangement or understanding regarding an alternate acquisition of either WINT or TESI other than the Acquisition; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person or entity to do or seek to do any of the foregoing.

TESI further agrees to immediately terminate any existing discussions, negotiations and contacts regarding a TESI Acquisition Proposal.

For purposes of this letter of intent, (a) the term “Representatives” of a party means (i) any of such party’s or its affiliates’ respective equityholders, representatives, officers, directors, agents, employees or advisors.

6.    No Circumvention. During the Exclusive Period, (i) TESI shall not issue, or agree or commit to issue, any securities of TESI or any of its subsidiaries or affiliated entities and (ii) the Stockholders shall not cause or permit, or agree to cause or permit, any sale, pledge, hypothecation, assignment or other transfer or disposition of any of their respective securities of TESI, and (iii) each of TESI and WINT shall not otherwise enter into any agreement or arrangement or engage in any transaction, directly or indirectly, that would be inconsistent with the provisions or intent of paragraph 5 above.

7.    Access. Each party agrees, upon reasonable prior notice, to give the other party and its representatives, accountants and counsel access to the property, records, financial statements, internal and external audit reports, regulatory reports and all other documents and other information concerning the other party.

8.    Miscellaneous.

(a)     Confidentiality.    The non-disclosure agreement previously executed remains in full force and effect.

(b)    Injunctive Relief. TESI agrees that, in view of the fact that WINT will be irreparably damaged and will not have an adequate remedy at law in the event that the provisions of this letter of intent have not been performed in accordance with its terms, WINT shall be entitled to injunctive relief, without posting a bond, including specific enforcement, to enforce the provisions of this letter of intent, in addition to any other remedy to which WINT may be entitled at law. TESI agrees that if any action should be brought by WINT in equity to enforce any of the provisions of this letter of intent, TESI shall not raise the defense that there is an adequate remedy at law.

(c)    Disclosures; Public Statements. Except as required by law or regulation, no public announcements, press releases or other public statements (including in any press conference, trade publication, marketing materials or otherwise) with respect to the subject matter of this letter of intent shall be made without the consent of each of the parties hereto.

(d)    Nature of this Agreement. This letter of intent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of any party hereto may not be assigned to any other entity without the consent of the other party hereto.

(e)    No Trading. From and after the date first written above, neither TESI nor any of its respective officers, directors, affiliates, employees, agents or representatives shall use any material non-public information of WINT (including the existence and terms of this letter of intent) to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer, dispose of any securities of WINT.

(f)    Communications. All notices and other communications required or permitted by this letter of intent shall be in writing and submitted via facsimile to the parties hereto at the respective numbers set forth above. This letter of intent may only be amended by a written instrument executed by each of the parties hereto.

(g)    Governing Law; Consent to Jurisdiction. This letter of intent shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State.

(h)    Counterparts. This letter of intent may be executed in one or more counterparts, each of which shall be deemed to be an original of the party or parties executing the same and all of which, taken together, shall be deemed to constitute one and the same document.

(i)    Termination. This letter of intent shall terminate and be deemed of no further effect immediately following the expiration of the Exclusive Period, provided that the provisions of this paragraph 8 shall survive the termination or expiration of this letter of intent.

[signature pages follow]

Please execute a copy of this letter of intent to signify your agreement with the foregoing.

Sincerely,

WINDTREE THERAPEUTICS, INC.

By: /s/ Jed Latkin
Name: Jed Latkin
Title: CEO

Agreed to as of this 6th day of June, 2025:

TITAN ENVIRONMENTAL SERVICES, INC.

By: /s/ Glenn Miller

Name: Glenn Miller

CONFIDENTIAL

Exhibit “A”

Summary of Terms

For the Acquisition by

WINDTREE THERAPEUTICS, INC.

of

TITAN ENVIRONMENTAL SERVICES, INC.

This Exhibit sets forth in general terms the provisions under which Windtree Therapeutics, Inc. proposes to acquire all the outstanding securities of Titan Environmental Services, Inc., as contemplated by that certain letter of intent dated as of June 6, 2025 (“LOI”), of which this Exhibit “A” is a part. Capitalized terms set forth in this Exhibit “A” shall have the respective definitions assigned to them in the LOI. The principal terms relating to the Acquisition are as follows:

Structure:	WINT will acquire 100% of the outstanding equity securities of TESI from its stockholders.

Consideration:	$35.0 million in the form of Series E Preferred Stock (“Preferred Stock”), each with a stated value of $1,000.00 per share. The certificate of designation for Preferred Stock shall contain rights and preferences on par with the currently designated Series D Preferred Stock of WINT.

Bridge Financing:	WINT shall provide initial bridge financing to TESI in the form of senior subordinated convertible promissory notes in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Bridge Notes”). The terms and conditions of the Bridge Notes shall contain terms mutually agreed upon by WINT and TESI. And two additional Five Hundred Thousand Dollars ($500,000) bridge notes to be delivered on the 30 day anniversary and 60 day anniversary of the signing of a binding term sheet.

Ancillary Agreements:	WINT’s willingness to enter into the Acquisition is conditioned upon obtaining non-disclosure, non-competition and non-solicitation agreements from certain key personnel to be agreed upon, and employment agreements between WINT and certain key personnel to be agreed upon.

Company Debt:	At closing, TESI will have no more than $9.3 million (does not include any of the Michaelson Notes Payable) in indebtedness (not including trade payables and permitted liens) (the “Existing TESI debt”). The Existing TESI debt may be exchanged for Preferred Stock in conjunction with the closing and shall be value with an exchange premium of 120%.

No Dividends or Certain Other Payments:	From the date of the LOI, TESI will not declare or distribute any cash or other dividends or distributions to any Stockholders or any bonus to any employee.

Transaction Expenses:	TESI, on the one hand, and WINT, on the other hand, will each be responsible for and pay its own costs and expenses incurred in connection with the transactions contemplated hereby, including the Acquisition; provided however, that if the Acquisition is consummated, all such costs shall be borne by the combined company and paid in full at closing. For the purpose of clarification, WINT shall bear all proxy solicitation expenses, For the purpose of further clarification, any amounts payable to any broker, agent, finder, consultant or other person or entity based upon any agreement made by any party in connection with any of the transactions contemplated hereby will be paid solely by the party entering into such agreement with such person or entity, and such party will indemnify the other party or parties hereto with respect to such amounts; provided however, that if the Acquisition is consummated, all such amounts shall be borne by the combined company and paid in full at closing.

Audit Requirement:	TESI must complete and deliver PCAOB audited financial statements for the two years ended December 31, 2023 and 2024 and reviewed, PCAOB-compliant, financial statements for the three-month periods ended March 31, 2025 and June 30, 2025.

Board of Directors:	TESI will select two people to join the combined company’s Board of Directors at the closing of the transaction. At the next annual meeting the going forward composition of the board will be decided.

Company Operations:	The Agreements will include covenants related to the continued operation and preservation of TESI’s business and assets in the ordinary course from the date of the LOI until closing, including, without limitation, payment of accounts payable and collection of accounts receivable, and absence of changes in business practice.

Closing Conditions:	Each of the parties’ obligation to complete the Acquisition will be conditioned upon the continued accuracy of representations and warranties, normal and customary for a transaction of this type, in the Agreements (which will survive the closing for indemnification purposes) made by each party and the absence of material adverse changes to, or material liabilities of, TESI. Notwithstanding the foregoing, it shall be a condition to closing that the combined company shall meet the equity standard for listing on the Nasdaq Stock Market.

Other Provisions:	The Agreements will contain customary terms and conditions including representations and warranties, closing conditions, covenants, indemnities and non-compete agreements, and such other terms and conditions as the parties shall agree.

Lock-up:	The stockholders of TESI and its directors, officers and employees who hold Shares will enter into a six-month lock-up at the closing of the Acquisition.

Governing Law:	The Agreements will be governed by and construed in accordance with the internal laws of Delaware.